Exhibit 99.3

Consent of Qatalyst Partners LP

December 21, 2017

We hereby consent to the use in the proxy statement/prospectus that forms a part of the Registration Statement on Form S-4 of Marvell Technology Group Ltd. (the “Registration Statement”), of our opinion dated November 19, 2017 appearing as Annex C to such proxy statement/prospectus, and to the description of such opinion and to the references to our name contained therein under the headings “Summary—Opinions of Cavium’s Financial Advisors, Qatalyst Partners LP and J.P. Morgan Securities LLC”; “The Merger—Background of the Merger”; “The Merger—Cavium’s Reasons for the Merger and Recommendation of Cavium’s Board of Directors”; “The Merger—Opinion of Cavium’s Financial Advisors, Qatalyst Partners and J.P. Morgan—Opinion of Qatalyst Partners”; and “The Merger—Cavium Unaudited Prospective Financial Information.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Qatalyst Partners LP